Exhibit 10.94
SECOND AMENDED
LIFE INSURANCE ENDORSEMENT METHOD
SPLIT DOLLAR AGREEMENT
Insurer:                    Great-West Life & Annuity Insurance Company
Policy Number:                86001639
Bank:                        Central Valley Community Bank
Insured:                    David Kinross
Relationship of Insured to Bank:        Chief Financial Officer of Administration
This Second Amended Life Insurance Endorsement Method Split Dollar Agreement (the "Agreement") is made effective January 1, 2012, by and between Central Valley Community Bank (the "Bank") and David Kinross (the “Insured”), each a “Party” and together the “Parties.” This Agreement supersedes and amends in its entirety that certain Amended Life Insurance Endorsement Method Split Dollar Agreement by and between the Bank and the Insured, effective March 1, 2007 (the "Prior Agreement").
AGREEMENT

The rights and duties of the Bank and the Insured with respect to the above-referenced life insurance policy ("Policy") shall be as set forth below:

I.	DEFINITIONS
Refer to the Policy for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP
Title and ownership to the Policy shall reside in the Bank for its use and for the use of the Insured in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the Policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the Policy, then the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS
The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured's share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement. Any Beneficiary Designation Form completed by the Insured under the prior agreement shall remain in full force and effect unless and until modified or revoked by the Insured.

IV.	PREMIUM PAYMENT METHOD
The Bank intends to pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the Policy in force.

V.	TAXABLE BENEFIT
Annually, the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS
Subject to Paragraphs VII and IX herein, the division of the Policy death proceeds shall be as follows:

A.
Should the Insured be employed by the Bank at the time of death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to a lump sum payment equal to the present value of the retirement benefit provided in Section III(A) of that certain Second Amended Executive Salary Continuation Agreement between the Bank and Insured, dated concurrently herewith (the "Salary Continuation Agreement"), assuming that the payments would begin on the date of death and continue for one hundred and eighty (180) months following retirement, or one hundred percent (100%) of the total Policy proceeds, whichever amount is less. Present value calculations shall be made using the assumptions set forth in Section IX(L) of the Salary Continuation Agreement.

B.
Should the Insured be retired from the Bank at the time of death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to a lump sum payment equal to the present value of the sum of all remaining payments that would have been made under the Salary Continuation Agreement (if any), but for the Insured's death, or one hundred percent (100%) of the total Policy proceeds, whichever amount is less. Present value calculations shall be made using the assumptions set forth in Section IX(L) of the Salary Continuation Agreement.

C.	The Bank shall be entitled to the remainder of the insurance Policy proceeds payable on the death of the Insured.

D.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds in the proportion that the proceeds due to each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY
During the life of the Insured, the Bank shall at all times be entitled to an amount equal to the Policy’s cash value, as that term is defined in the insurance contract, less any Policy loans and unpaid interest outstanding, cash withdrawals previously taken by the Bank, and any applicable surrender charges. Such cash value shall be determined as of the date of surrender. Notwithstanding the foregoing, upon the Insured's death, the Policy proceeds shall first be used to satisfy the obligations to the Insured's beneficiaries set forth in Paragraph VI.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS
In the event that the Policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy's cash value. Any endowment proceeds or annuity benefits shall be considered to be like death proceeds for purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT
This Agreement shall terminate upon the occurrence of any one of the following:

1.	The Insured shall leave the employment of the Bank voluntarily at any time; or

2.	The Insured shall attain the age of seventy-seven (77); or

3.
The Insured shall be discharged from employment with the Bank for cause. The term for “cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit; or

4.
Surrender, lapse, or other termination of the Policy by the Bank. Upon surrender, lapse or termination of the Policy, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the Policy in consideration of a cash payment to the Bank in an amount equal to the greater of:

(a)	The Bank’s share of the Policy's cash value on the date of assignment; or

(b)	The sum of the premiums paid by the Bank prior to the date of assignment,

with interest.
If the Insured (or assignee) fails to exercise this option, fails to tender the required cash payment, or dies within the fifteen (15) day period, then the option shall terminate, and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the Policy shall terminate as of the date of termination of this Agreement. The Insured expressly agrees that this Agreement constitutes sufficient written notice of the Insured’s option to receive an absolute assignment of the Policy as set forth herein.
Except as provided above, this Agreement shall terminate upon payment of the death benefit proceeds in accordance with Paragraph VI above.

X.	NO ASSIGNMENT
The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the Policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES
This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS
The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.	Named Fiduciary and Plan Administrator.
The Named Fiduciary and Plan Administrator of this Second Amended Endorsement Method Split Dollar Agreement shall be Central Valley Community Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Agreement. The Named Fiduciary may delegate to others certain responsibilities, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.
The funding Policy for this Agreement shall be to maintain the subject Policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.
The basis of payment of benefits under this Agreement is direct payment by the Insurer.

D.	Claim Procedures.
Claim forms or Policy information can be obtained by contacting Equias Alliance at (831) 373-4614. When the Named Fiduciary receives a claim which may be covered under the Policy, he or she should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary what further steps are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.
In the event that a claim is not eligible under the Policy, the Insurer will notify the claimant of the denial pursuant to the Policy terms. If the claimant is dissatisfied with the denial of the claim and wishes to contest such claim denial, he or she should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.	GENDER
Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT
The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein provided upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer for any and all liability.

XV.	AMENDMENT OR REVOCATION
It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVI.	EFFECTIVE DATE
The Effective Date of this Agreement is the date specified above.

XVII.	SEVERABILITY AND INTERPRETATION
If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.	APPLICABLE LAW
The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

XIX.	COMPETITION AFTER TERMINATION OF EMPLOYMENT
The Bank shall not pay any benefit under this Agreement if the Insured, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Insured’s employment or his retirement. This section shall not apply following a Change In Control, as that term is defined on the Salary Continuation Agreement.
Executed at Fresno, California on __12/22/2011__________.

BANK: CENTRAL VALLEY COMMUNITY BANK By: _/s/Daniel Doyle_____________________ Name: Daniel Doyle Title: President and Chief Executive Officer	EXECUTIVE: DAVID KINROSS /s/David Kinross_________________ David Kinross

BENEFICIARY DESIGNATION FORM
FOR AMENDED LIFE INSURANCE
ENDORSEMENT METHOD SPLIT DOLLAR AGREEMENT

PRIMARY DESIGNATION:
Name                Address                Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Amended Life Insurance Endorsement Method Split Dollar Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

David Kinross                            Date